Exhibit 99.1

RAIT Financial Trust Names Paul W. Kopsky, Jr. as Chief Financial Officer and Treasurer

Paul W. Kopsky, Jr. brings extensive financial and operational expertise to support RAIT’s transition to a simpler, more cost efficient, and lower leverage business model focused on commercial real estate lending

Philadelphia, PA – February 21, 2017 – RAIT Financial Trust (“RAIT”) (NYSE: RAS), a national direct lender to owners of commercial real estate and an internally-managed real estate investment trust, today announced that Paul W. Kopsky, Jr. will become RAIT’s new Chief Financial Officer (“CFO”) and Treasurer, succeeding James J. Sebra. Mr. Kopsky will join RAIT effective February 27, 2017 and assume the CFO and Treasurer roles upon Mr. Sebra’s departure. Mr. Sebra is expected to continue in his current roles through the later of the filing of the Company’s Form 10-K or March 31, 2017 and will work closely with Mr. Kopsky to ensure a seamless transition.

“Our Board and I are delighted to have Paul, a talented and highly accomplished executive with extensive financial and operational leadership whose expertise span a diverse range of industries, including commercial real estate, asset management and financial services, join RAIT’s executive team,” said Scott Davidson, RAIT’s Chief Executive Officer and President.  “Paul’s broad range of capabilities, including in the areas of capital markets, capital structures, strategic transactions, company operations, accounting, financial reporting, risk management and strategic planning, enhances alignment of our strategic vision for growing shareholder value with our vision for operational execution and financial performance which we believe will benefit RAIT and our shareholders greatly.”

“I am excited about the opportunity to join such a highly-regarded commercial real-estate lending platform,” said Mr. Kopsky. “I look forward to utilizing my financial and operational experience in executing RAIT’s strategic plans and ongoing transformation to increase long term shareholder value.”

About Paul W. Kopsky, Jr

Prior to joining RAIT, Mr. Kopsky was Executive Vice President and Chief Operating Officer for Hunt Companies, Inc., a diversified financial services holding company, since 2013.  He was Managing Director for Jefferies & Company, LLC in the investment banking project finance group from 2011 to 2013. Prior to that, Mr. Kopsky has served in various executive finance/accounting leadership roles for companies including Capmark Financial Group, RGA, Nationwide Insurance Group, Lincoln Financial Group and Conning/Swiss Re.  Mr. Kopsky began his career with KPMG where he spent over 10 years. He earned his undergraduate degree from Creighton University and received his MBA from University of Chicago Booth School of Business. He is a CPA and has the Series 7, 24, 63 and 79 FINRA securities license designations.

About RAIT Financial Trust

RAIT Financial Trust (NYSE: RAS) is an internally managed real estate investment trust that provides debt financing options to owners of commercial real estate and owns a portfolio of commercial real estate properties located throughout the United States. Additional information about RAIT can be found on its website at www.rait.com.

RAIT Financial Trust Contact

Andres Viroslav

215-207-2100

aviroslav@rait.com